PRELIMINARY — SUBJECT TO COMPLETION
DATED — JANUARY 12, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.      )

☑ Filed by the Registrant

☐ Filed by a Party other than the Registrant

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PARLUX FRAGRANCES, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

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PRELIMINARY — SUBJECT TO COMPLETION DATED — JANUARY 12, 2007

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF PARLUX FRAGRANCES, INC.
IN OPPOSITION TO
A CONSENT SOLICITATION BY MR. GLENN H. NUSSDORF

This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Parlux Fragrances, Inc., a Delaware corporation (the “Company” or “Parlux”), to the holders of outstanding shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents by Mr. Glenn H. Nussdorf (“Nussdorf”). Nussdorf seeks to remove the directors that you duly elected on October 13, 2006 and replace them with a slate of his handpicked nominees all but one of whom are his business associates, so that they can nominate him as the Chairman of the Board and the CEO of your Company.

Your Board believes Nussdorf’s actions are not in the best interests of the Company’s shareholders. Consider the following:

•	Nussdorf is attempting to take over your Company without paying any control premium. Nussdorf is not a professional investor. Nussdorf is a major player in the fragrance industry, and should he gain control, we believe that Nussdorf and his nominees will be in a position to undertake initiatives that will benefit him and his affiliates at the expense of all other Parlux shareholders. If unrevoked consents representing a majority of shares of our outstanding Common Stock are delivered to us within 60 days after the earliest-dated consent is delivered, the entire Board that you elected will be replaced by Nussdorf and his handpicked nominees, effectively giving Nussdorf, a CEO of the Company’s competitor, control of your Company. While this may be in Nussdorf’s self-interest, we believe that it is not in the best interest of the Company’s stockholders.

•	All but one of Nussdorf’s handpicked nominees are business associates of his. In light of this, we question their ability to act independently of Nussdorf.

•	For months, Nussdorf has been saying that he is “exploring the possibility of making an acquisition proposal,” yet he is seeking to gain operating control of Parlux with only a modest investment. We believe that if Nussdorf intends to make a proposal to acquire Parlux, the interests of Parlux stockholders are best served if that proposal is considered by your current Board of Directors, a majority of whom are truly independent of Nussdorf, rather than Nussdorf’s own handpicked nominees.

•	Nussdorf has a significantly greater economic interest in E Com Ventures, Inc. (NASDAQ: ECMV) (“ECMV”), the publicly-traded holding company for Perfumania, than he does in Parlux. Perfumania is a specialty retailer and wholesaler of fragrances and related products. Nussdorf and his brother Stephen Nussdorf currently own an aggregate 45% of ECMV. In November 2006, Nussdorf and his brother disclosed their intention to increase their ownership of ECMV to 80.90% of ECMV through a merger with Model Reorg, Inc., another entity owned by the Nussdorf family.

•	Nussdorf is also the Chief Executive Officer of Quality King Distributors, Inc. (“QKD”), a private company owned by the Nussdorf family with over $2 billion in sales that is primarily involved in the distribution of groceries and hair, health and beauty care products, including fragrances, to pharmacy and grocery chains, grocery distributors and wholesale clubs throughout the United States. QKD is a direct competitor of Parlux in certain sectors of the fragrance market.

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•	Perfumania purchases a large portion of its inventory from Parlux. According to ECMV’s most recent 10-Q filed with the Securities Exchange Commission (the “Commission”), ECMV and Perfumania are dependent upon extended payment terms from Parlux for much of their liquidity during the year. We believe that controlling the Board of a major source of liquidity to ECMV would be beneficial to Nussdorf’s other interests and potentially detrimental to the interests of Parlux’s shareholders.

•	Stockholders should be aware that with operating control of Parlux, Nussdorf and his affiliates will gain control of manufacturing and distribution of perfume products, while also having a significant interest in Perfumania, one of Parlux’s largest customers.

For these reasons and others, as more thoroughly described in the enclosed document, we believe that your current Board is better positioned than Nussdorf’s handpicked nominees to maximize long-term shareholder value.

This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about January   , 2007.

Your Board urges you not to sign any white consent card sent to you by Nussdorf but instead to sign and return the BLUE Consent Revocation Card included with these materials.

If you have previously signed and returned the white consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent revocation process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

If your shares are held in “street name,” only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a BLUE Consent Revocation Card on your behalf today.

In accordance with Delaware law, on January 8, 2007, the Board set January 17, 2007 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to Nussdorf’s consent solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to Nussdorf’s consent solicitation.

WE URGE YOU TO DISCARD ANY WHITE CONSENT CARDS
THAT YOU RECEIVE FROM GLENN H. NUSSDORF

If you have any questions, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect) or 1-(800) 322-2885

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FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”), as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to introduce new products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DESCRIPTION OF THE NUSSDORF CONSENT SOLICITATION

As set forth in its definitive consent solicitation materials filed with the Commission, Nussdorf is asking you to vote on the following proposals:

1. To remove without cause the members currently serving on your Board of Directors, who were duly elected at the 2006 Annual Meeting of Stockholders on October 13, 2006; and

2. To elect the following individuals, who have been selected by Nussdorf, to serve as directors of the Company: Glenn H. Nussdorf, Michael Katz, Joshua Angel, Anthony D’Agostino, Neil Katz and Robert Mitzman.

REASONS TO REJECT NUSSDORF’S CONSENT SOLICITATION PROPOSALS

The two proposals made by Nussdorf are designed to enable Nussdorf, through his handpicked nominees, to seize control of your Company and its Board, without paying you any control premium for your shares. Nussdorf is not a professional investor. Nussdorf is a major player in the fragrance industry, and should he gain control, we believe that Nussdorf and his nominees will be in a position to undertake initiatives that will benefit him and his affiliates at the expense of all other Parlux stockholders. While this may be in Nussdorf’s self-interest, we believe that it is not in the best interests of the Company’s stockholders.

Stockholders are urged to consider the following points carefully:

1.	Nussdorf is attempting to take over your Company without paying any control premium.

•	For months, Nussdorf has been saying that he is “exploring the possibility of making an acquisition proposal,” yet he is seeking to gain operating control of Parlux with only a modest investment.

•	In May, 2003, Nussdorf tried to buy Parlux and could not obtain adequate financing. Again, Nussdorf similarly may not have adequate financial resources to make a bona fide proposal to purchase the Company.

•	We believe that if Nussdorf intends to make a proposal to acquire Parlux, the interests of Parlux stockholders are best served if that proposal is considered by your current Board of Directors, a majority of whom are truly independent of Nussdorf, rather than his own handpicked nominees.

2.	All but one of Nussdorf’s handpicked nominees are business associates of his.

•	One of the primary reasons cited in Nussdorf’s preliminary consent solicitation materials as a reason behind this attempt to take over Parlux is “a lack of Board oversight of senior management”. Yet, Nussdorf has disclosed that his handpicked nominees intend to appoint him as Chairman of the Board and CEO of Parlux. Nussdorf’s own SEC filings show that all but one of his nominees are business associates of Nussdorf or his affiliates. In light of this, we question their ability to act independently of Nussdorf.

3.	Nussdorf’s time and wealth are invested in entities whose interests are not necessarily aligned with those of Parlux and its stockholders.

•	Nussdorf and his brother Stephen Nussdorf currently own an aggregate 45% of E Com Ventures, Inc. (NASDAQ: ECMV), the publicly-traded holding company for Perfumania. Perfumania is a specialty retailer and wholesaler of fragrances and related products. In November 2006, Nussdorf and his brother disclosed their intention to increase their ownership of ECMV to 80.90% of ECMV through the merger with Model Reorg, Inc., another entity owned by the Nussdorf family.

•	Nussdorf is the Chief Executive Officer of QKD, a private company with over $2 billion in sales that is primarily involved in the distribution of groceries and hair, health and beauty care products, including fragrances, to pharmacy and grocery chains, grocery distributors and wholesale clubs throughout the United States. QKD is wholly-owned by Nussdorf and his family and has extensive business relationships with ECMV and its subsidiaries. QKD is a direct competitor of Parlux in certain sectors of the fragrance market.

4.	Should Nussdorf gain control of Parlux, he will be in a position to provide his other business ventures with a competitive advantage over other Parlux customers.

•	Stockholders should be aware that with operating control of Parlux, Nussdorf and his affiliates will gain control of manufacturing and distribution of perfume products, while also having a significant interest in Perfumania, one of Parlux’s largest customers.

•	Nussdorf has a significantly greater economic interest in ECMV and Perfumania than he does in Parlux. Furthermore, Nussdorf is attempting to consolidate his economic interest in ECMV, the publicly-traded parent company of Perfumania. Based on the gray market nature of QKD’s business and discussions with our present licensors, we also believe that, our present licensors may not be willing to renew their licenses to Parlux if Nussdorf is running the Company.

•	Perfumania purchases a large portion of its inventory from Parlux. According to ECMV’s most recent 10-Q filed with the Commission, ECMV and Perfumania are dependent upon extended payment terms from Parlux for much of their liquidity during the year. We believe that controlling the Board of a major source of liquidity to ECMV would be beneficial to Nussdorf’s other interests and potentially detrimental to the interests of Parlux’s shareholders.

5.	Parlux is committed to enhancing value for all stockholders.

•	Your Board and management are confident that we have the right strategy in place to create long-term value for all Parlux stockholders. We are pleased with our improving operating performance and are optimistic about our core portfolio’s growth prospects. Additionally, through our stock buy-back programs, we have continuously returned value to our stockholders.

•	Our continued commitment to enhancing stockholder value is reflected in the Board’s recent decision to adopt another common stock buy-back program of up to ten million shares, subject to price and other limitations. Over the course of the last ten years, the Company has authorized and successfully completed numerous common stock buy-back programs, totaling more than 50% of its outstanding shares. We continue to believe the repurchase of our stock represents a compelling investment opportunity and is a prudent use of our capital.

The Board of Directors of the Company strongly believes that the solicitation being undertaken by Nussdorf is not in the best interests of the Company’s stockholders.

We urge stockholders to reject the solicitation and revoke any consent previously submitted.

Do not delay. In order to ensure that the existing Board is able to act in your best interests, please mark, sign, date and return the enclosed BLUE Consent Revocation Card as promptly as possible.

BACKGROUND OF THE CONSENT REVOCATION SOLICITATION

On May 19, 2003, Mr. Ilia Lekach, the Chairman, President and Chief Executive Officer of the Company, and QKD, a corporation owned by Nussdorf, submitted a proposal to the Company to acquire all of the outstanding shares of the Company’s Common Stock, pursuant to a tender offer, at a price of $2.00 per share in cash (as adjusted for a subsequent stock split). This proposal was contingent on the approval of the Board and the approval of QKD’s lenders. QKD failed to obtain financing and the approval of its lenders to support its proposal and withdrew its proposal on June 12, 2003.

On June 14, 2006, PF Acquisition of Florida LLC (“PFA”), of which Mr. Lekach is the principal, sent a letter to the Board pertaining to the possible acquisition of all of the outstanding Common Stock of the Company at a proposed price of $14.50 per share in cash (as adjusted for a subsequent stock split), representing a premium of 55% over the closing price of the Common Stock of the Company on June 13, 2006. On July 12, 2006, the Special Committee of the Board received a letter from PFA stating that, due to corporate developments occurring with respect to the assets of the Company, Mr. Lekach was withdrawing his proposal.

On August 31, 2006, Nussdorf sent a letter to the Board requesting that it approve purchases of the Company’s Common Stock by Nussdorf and his brother in excess of fifteen percent (15%) in the aggregate of the Company’s outstanding shares of Common Stock for purposes of Section 203 of the Delaware General Corporation Law. On September 5, 2006, the Board granted such approval.

On September 7, 2006, Nussdorf and his mother filed a Schedule 13D with the Commission reporting that Nussdorf may seek to influence or serve on the Board or designate nominees for election to the Board. On September 26, 2006, Nussdorf sent a letter to the Board notifying them of his objections to the proposed sale by the Company of its Perry Ellis fragrance rights to Victory International (USA) LLC. On October 17, 2006, Nussdorf and his mother filed an amendment to their Schedule 13D disclosing that Nussdorf was exploring the possibility of making an acquisition proposal to acquire the Company. On November 21, 2006, Nussdorf sent a letter to the Board announcing his intention to commence a consent solicitation to replace all the members of the Board. In the same letter, Nussdorf also wrote that he was considering making an acquisition proposal for the Company. On December 22, 2006, Nussdorf filed a preliminary consent solicitation statement on Schedule 14A with the SEC seeking to replace the entire Board with his slate of directors.

On January 4, 2007, the Board met to discuss, among other things, Nussdorf’s consent solicitation. At that meeting, the Board determined to go forward with its own solicitation in opposition to Nussdorf. The Board also approved a Common Stock buy-back program of up to 10,000,000 shares of the Company’s Common Stock.

On January 8, 2007, the Board held a meeting to set the record date of January 17, 2007 in connection with Nussdorf’s proposed consent solicitation.

On January 10, 2007, Nussdorf sent another letter to the Board objecting to the Common Stock buy-back program.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q:	Who is making this solicitation?

A:	Your Board of Directors.

Q:	What are you asking me to do?

A:	You are being asked to revoke any consent that you may have previously delivered in favor of the two proposals described in Nussdorf’s consent solicitation statement and, by doing so, preserve your current Board of Directors, which will continue to act in your best interests.

Q:	If I have already delivered a consent to Nussdorf, is it too late for me to change my mind?

A:	No. Until the requisite number of duly executed, unrevoked consents is delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the following question.

Q:	What is the effect of delivering a Consent Revocation Card?

A:	By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Nussdorf. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process, and we urge you to do so.

Q:	What should I do to revoke my consent?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the BLUE Consent Revocation Card. Then, sign, date and return the enclosed BLUE Consent Revocation Card today to MacKenzie Partners, Inc. in the envelope provided. It is important that you date the BLUE Consent Revocation Card when you sign it.

Q:	What happens if I do nothing?

A:	If you do not return any consent card sent to you by Nussdorf and you do not return the enclosed BLUE Consent Revocation Card, you will effectively be voting AGAINST Nussdorf’s proposal.

Q:	What happens if Nussdorf’s proposals pass?

A:	If unrevoked consents representing a majority of shares of our outstanding Common Stock are delivered to us within 60 days after the earliest-dated consent is delivered, the entire Board that you elected will be replaced by Nussdorf and his handpicked nominees, effectively giving Nussdorf, a CEO of the Company’s competitor, control of your Company.

Q:	What does the Board of Directors recommend?

A:	Your Board of Directors strongly believes that the solicitation being undertaken by Nussdorf is not in the best interests of the Company’s stockholders. Your Board of Directors unanimously opposes the solicitation by Nussdorf and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q:	Who is entitled to consent, withhold consent or revoke a previously given consent with respect to Nussdorf’s proposals?

A:	Only the stockholders of record of the Company’s Common Stock on January 17, 2007 (the “Record Date”) are entitled to consent, withhold consent or revoke a previously given consent with respect to Nussdorf’s proposals.

Q:	Who should I call if I have questions about the solicitation?

A:	Please call MacKenzie Partners, Inc. toll free at 1-(800) 322-2885.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the Board has set January 17, 2007 as the record date for the determination of stockholders who are entitled to execute, withhold or revoke consents relating to Nussdorf’s proposals. As of the Record Date, there were          shares of the Company’s Common Stock outstanding, each entitled to one consent per share.

Only stockholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with Nussdorf’s proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of the Company’s Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the Delaware General Corporation Law, Nussdorf’s proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent being delivered to the Company.

Because Nussdorf’s proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the BLUE Consent Revocation Card.

Effect of BLUE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a BLUE Consent Revocation Card. Consents may also be revoked by delivery of a written revocation of your previously given consent to Nussdorf. Stockholders are urged, however, to deliver all consent revocations to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 (Facsimile No. 212-929-0308). The Company requests that if a revocation is instead delivered to Nussdorf, a copy of the revocation also be delivered to the Company, c/o MacKenzie Partners, Inc., at the address or facsimile number set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked consent to all of Nussdorf’s proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Nussdorf or by delivering to Nussdorf a subsequently dated white consent card that Nussdorf sent to you.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie Partners, Inc., at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO NUSSDORF. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PREPAID ENVELOPE THE BLUE CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF NUSSDORF’S CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENTS WITH RESPECT TO SUCH PROPOSALS.

The Company has retained MacKenzie Partners, Inc. to assist in communicating with stockholders in connection with Nussdorf’s consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc. toll-free at 1-(800) 322-2885. You may also contact MacKenzie Partners, Inc. at 212-929-5500.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of Nussdorf by promptly completing, signing, dating and mailing the enclosed BLUE Consent Revocation Card to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016. Call Toll Free: 1-(800) 322-2885 (Facsimile No. 212-929-0308). Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to all of Nussdorf’s proposals.

Results of Consent Revocation Statement

The Company will retain an independent inspector of elections in connection with Nussdorf’s solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the Commission as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees will be approximately $     , of which approximately $      has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

This solicitation is being made by your Board of Directors. The Company has retained MacKenzie Partners, Inc. as proxy solicitors, at an estimated fee of $     , plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock. MacKenzie Partners, Inc. has advised the Company that approximately           of its employees will be involved in the solicitation of revocations by MacKenzie Partners, Inc. on behalf of the Company. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable regulations of the Commission, each director and certain executive officers of the Company are deemed a “participant” in the Company’s solicitation of revocations of consent. Please refer to the section entitled “Securities Ownership of Certain Beneficial Owners and Management” and to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation”, for information about each of our directors and officers who may be deemed a participant in the solicitation.

PROFESSIONAL ADVISORS

The Company has retained Joele Frank, Wilkinson Brimmer Katcher as its public relations advisors in connection with the solicitation of revocations. The Company has agreed to pay customary compensation for such services and to reimburse Joele Frank, Wilkinson Brimmer Katcher for its out-of-pocket expenses, and Joele Frank, Wilkinson Brimmer Katcher and certain related persons will be indemnified against certain liabilities relating to or arising out of the engagement.

APPRAISAL RIGHTS

Holders of shares of the Company’s Common Stock do not have appraisal rights under Delaware law in connection with this solicitation of revocations.

CORPORATE GOVERNANCE

The Company’s Board of Directors and management are dedicated to implementing standards to promote good corporate governance, including the following:

•	Developing and formalizing corporate governance guidelines to reflect the Company’s commitment to best practices.

•	The Company’s Code of Business Conduct and Ethics was formulated by the Board of Directors and approved by the entire Board. The Company’s Code of Business Conduct and Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and is available on the Commission’s website at www.sec.gov or on the Company’s website at www.parlux.com.

•	The Company’s Code of Ethics for Executive and Financial Officers was formulated by the Board of Directors and approved by the entire Board. The Company’s Code of Ethics for Executive and Financial Officers was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and is available on the Commission’s website at www.sec.gov or on the Company’s website at www.parlux.com.

•	Reviewing the composition of the Board of Directors’ committees. The Audit Committee, the Nominating Committee and the Compensation Committee are comprised exclusively of independent directors.

CURRENT DIRECTORS OF PARLUX FRAGRANCES, INC.

The names of the current members of the Board of Directors and certain information about them are set forth below:

			Director or
			Executive Officer
Name	Age	Position	Since

Ilia Lekach	58	Chairman of the Board and Chief Executive Officer	1989
Frank A. Buttacavoli	51	Executive Vice President, Chief Operating Officer and Chief Financial Officer	1993
Glenn Gopman(1)	50	Independent Director	1995
Esther Egozi Choukroun(1)	44	Independent Director	2000
David Stone(1)	56	Independent Director	2002
Jaya Kader Zebede(2)	44	Independent Director	2002

(1)	Member of the Audit Committee, Compensation Committee, Nominating Committee and Special Committee.

(2)	Member of the Special Committee.

Each director holds office until the next annual meeting of stockholders or until his or her successor has been elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

Ilia Lekach is Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of the Company. Mr. Lekach became a director of the Company in November 1987 and resigned in November 1988 due to a disagreement over the strategic direction of the Company. He was re-elected to the Board of Directors in February 1989 as a result of a proxy action. Mr. Lekach assumed the position of Chairman of the Board of the Company in November 1990 and CEO of the Company in December 1993 upon its relocation to South Florida.

Mr. Lekach was Chairman of the Board of Directors and CEO of Perfumania, a public company based in Miami, Florida, and a specialty retailer of fragrances with approximately 240 retail outlets in manufactures’ outlet malls and regional malls, until he resigned in April 1994 to take a more active role in the direction of the Company’s operations. In October 1998 due to the poor operational performance of Perfumania, Mr. Lekach reassumed the position of Chairman and CEO, and continued to hold this position in both companies. In February 2000, Perfumania became a wholly-owned subsidiary of ECMV, whereby Mr. Lekach relinquished his executive positions in Perfumania and became Chairman and CEO of ECMV, a position he held until he entered into an agreement to divest all but 5% of his ownership interest in ECMV in February 2004. During the time Mr. Lekach served as CEO of our Company and ECMV, he spent approximately 50% of his time on the affairs of each company.

Until March 2003, Mr. Lekach was also Chairman and interim CEO of Nimbus Group, Inc. (“NMC”), formerly known as TakeToAuction.com, Inc. (“TTA”), a public company previously committed to the development of a private jet air taxi network. TTA initially sold consumer products on online auction sites. NMC is now named Taylor Madison Corp. (“TMC”).

Frank A. Buttacavoli, a Certified Public Accountant, has been Vice President and Chief Financial Officer (“CFO”) of the Company since April 1993, and a director of the Company since March 1993. From July 1979 through June 1992, Mr. Buttacavoli was employed by Price Waterhouse, and was a Senior Manager from July 1987 to June 1992. From July 1992 through March 1993, he provided financial consulting services to the Company. In June 1996, Mr. Buttacavoli was promoted to Executive Vice President, and in October 1999, he assumed the additional responsibilities of Chief Operating Officer (“COO”).

Glenn Gopman, a Certified Public Accountant, has been an independent director of the Company since October 1995, and has served as Chairman of the Audit Committee since 2001, Chairman of the Special Committee of Independent Directors from 2003 to 2005, a member of the Compensation Committee since 1996, and a member of the Nominating Committee since it was formed during 2004. Since January 2003, Mr. Gopman has owned and operated an independent certified public accounting practice. Until December 2002, he was a partner in the public accounting firm of Rachlin Cohen & Holtz LLP. Prior to that, Mr. Gopman was a principal shareholder in the public accounting firm of Thaw, Gopman and Associates, P.A. He is a member of the American and Florida Institutes of Certified Public Accountants. Mr. Gopman is also an officer and director of two non-profit organizations: The Hebrew Free Loan Association of South Florida, Inc. and the International Association of Hebrew Free Loans. Mr. Gopman presently serves as a Miami-Dade County School Board appointee to the Citizens’ Oversight Committee on School Facilities Planning.

Esther Egozi Choukroun has been an independent director of the Company since October 2000, and has served as a member of the Audit and Compensation Committees since that date, and on the Special Committee of Independent Directors since it was formed in 2003, serving as Chairman since June 2006, as well as Chairman of the Nominating Committee since it was formed in 2004. Since September 2002, Ms. Egozi Choukroun has been the Executive Vice President and Chief Financial Officer of PIX Group, a full service real estate company operating in Florida and Latin America since 1995. Ms. Egozi Choukroun was employed by Banque Nationale de Paris, Miami, from January 1984 through December 1996, and was Senior Vice President and Deputy General Manager from January 1988 through December 1996. From March 1997 through July 1999, she was Director of International Philanthropy at the Mount Sinai Medical Center Foundation, and through March 2002 was Executive Director of the Women’s International Zionist Organization for Florida. Ms. Egozi Choukroun is also the Treasurer of Sisterhood of Sephardic Congregation of Florida-Temple Moses and serves as President of La Gorce Island Association, Inc., the homeowners association for La Gorce Island in Miami Beach, Florida.

David Stone has been an independent director of the Company since October 2002, and has served as a member of the Audit Committee since that date, the Special Committee of Independent Directors since it was formed in 2003, and the Nominating Committee since it was formed in 2004, as well as Chairman of the Compensation Committee since 2004. Mr. Stone has been in the telecommunications business since 1990 when he founded American Cellular Communications, Inc., which was subsequently sold to Cellstar, Inc., a division of Motorola, in 1997. In 1998, Mr. Stone founded America Internet Communications, L.L.C. (“AC”), a company involved in long distance communications via the internet. During 2000, AC entered into a partnership with the Stanford Bank of Texas to further develop this technology. In 2005, Mr. Stone founded Superior Communications,

LLC, a company dedicated to providing internet service (VOIP) for major Latin American telephone companies, such as Telefonica Spain, Cantv Venezuela, between Latin America and the United States.

Jaya Kader Zebede has been an independent director of the Company since October 2002 and has served as a member of the Special Committee of Independent Directors since 2006. A member of the American Institute of Architects, Ms. Kader Zebede is a practicing architect in the State of Florida. After more than a decade of experience as Project Architect at Graham Gund Architects in Cambridge, Massachusetts, and later at Borelli & Associates in Miami, Florida, Ms. Kader Zebede started her own practice, K.Z. Architecture, in 2002. In addition, she was a principal as well as Project Manager for Atlantic Real Estate Development, L.L.C. from 2000 to 2002. Ms. Kader Zebede earned her Bachelor of Arts degree from Brandeis University in 1984 and her Masters degree in Architecture from the Harvard University Graduate School of Design in 1988. Ms. Kader Zebede participates in several volunteer organizations, serving on the Board of Directors at the Lehrman Community Day School in Miami Beach and as Vice-Chair of the Bay Harbor Islands Design Review Committee.

Certain Relationships and Related Transactions

The Company had net sales to Perfumania of $23,517,313, $35,330,772, and $31,964,407 during the fiscal years ended March 31, 2006, 2005 and 2004, respectively, and $2,789,104 and $6,198,381 during the three-month periods ended June 30, 2006 and 2005, respectively. Perfumania is a wholly-owned subsidiary of ECMV. Nussdorf and Mr. Stephen Nussdorf beneficially own an aggregate of approximately 45% of the shares of common stock of ECMV. Mr. Stephen Nussdorf is Chairman of the Board and a director of ECMV and Michael Katz is President, Chief Executive Officer and a director of ECMV. On November 10, 2006, Model made a proposal to the Board of Directors of ECMV whereby Model would be acquired by ECMV and all of Model’s outstanding common stock would be converted into 6,396,649 shares of ECMV common stock. Following this conversion, Nussdorf and Mr. Stephen Nussdorf would beneficially own an aggregate of approximately 80.90% of ECMV’s outstanding common stock.

Perfumania, a related party, is one of our largest customers, and transactions with them are monitored by our Audit Committee and Board of Directors. Perfumania offers us the opportunity to sell our products in approximately 240 retail outlets and the terms of our agreement with Perfumania take into consideration our over 15 year relationship. Pricing and terms with Perfumania reflect (a) the volume of Perfumania’s purchases, (b) a policy of no returns from Perfumania, (c) minimal spending for advertising and promotion, (d) exposure of our products provided in Perfumania’s store windows and (e) minimal distribution costs to fulfill Perfumania orders shipped directly to their distribution center. While our invoice terms to Perfumania are net ninety (90) days, for over ten years the Board of Directors has granted longer payment terms, taking into consideration the factors discussed above. Our Board of Directors evaluates the credit risk involved and imposes a specific dollar limit, which is determined based on Perfumania’s reported results and comparable store sales performance. Management monitors the account activity to ensure compliance with the Board of Directors’ limit.

Net trade accounts receivable owed by Perfumania to the Company totaled $8,506,303 and $8,566,939 at March 31, 2006 and 2005, respectively ($8,629,457 at June 30, 2006). Trade receivables from Perfumania are non-interest bearing and are paid in accordance with the terms established by the Board of Directors.

During the period from September 2003 through April 2006, at which time the relationship terminated, the Company sold Royal Copenhagen branded merchandise under a sub-licensing agreement for Five Star Fragrance, Inc., a wholly owned subsidiary of Model. Net purchases of Royal Copenhagen branded merchandise from Five Star Fragrance, Inc. were $927,288 which does not reflect a credit of $150,000 issued to the Company during 2006.

The Company had net sales of $46,939,431, $17,580,408, and $10,477,671 during the years ended March 31, 2006, 2005, and 2004, respectively ($6,338,784 and $8,216,889, during the three months ended June 30, 2006 and 2005, respectively), to fragrance distributors owned/operated by Messrs. Rachmil Lekach and Zalman Lekach, brothers of the Company’s Chairman/CEO. These sales are included as related party sales in the Company’s statements of income. As of March 31, 2006 and 2005, trade receivables from related parties include $6,344,309 and $13,154, respectively ($3,525,986 at June 30, 2006), from these customers, which were current in accordance with their sixty (60) or ninety (90) day terms. The Company reimbursed these related party distributors for advertising and promotional expenses totaling approximately $1,153,000, $745,000 and $174,000 during the years ended

March 31, 2006, 2005 and 2004, respectively (approximately $608,000 during the three months ended June 30, 2006).

During the years ended March 31, 2006 and 2005, respectively, the Company purchased $1,232,470 and $250,000 in television advertising on the “Adrenalina Show” ($386,807 during the three months ended June 30, 2006), which is broadcast in various U.S. markets and in Latin American countries. The Company’s Chairman/CEO has a controlling ownership interest in a company which has the production rights to the show and publishes certain magazines. During the three months ended June 30, 2006, the Company also purchased $16,575 of advertising space in these magazines.

Meetings and Committees of the Board of Directors

In fiscal year 2006, there were eight meetings of the Board of Directors, including regularly scheduled and special meetings. All of the directors, except Isaac Lekach, attended at least 75% of the meetings. Isaac Lekach resigned as a director in December 2006. It is Parlux’s policy for all members of the Board of Directors to attend annual meetings.

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee, and the Special Committee of Independent Directors, all of which are composed of independent directors, as required by NASDAQ regulations. The Special Committee was originally formed during April 2003 to address the Tender Offer Proposal from QKD and Mr. Ilia Lekach, the Company’s Chairman and Chief Executive Officer, to acquire the Company’s Common Stock, which offer was subsequently withdrawn in June 2003. The Special Committee reconvened during June 2006, to address the proposal (previously disclosed in the Company’s June 14, 2006 Form 8-K) from PF Acquisition of Florida LLC, which is presently owned by Mr. Lekach, to acquire all of the outstanding shares of Common Stock of the Company for $29.00 ($14.50 after a stock split) per share in cash, which offer was subsequently withdrawn.

Audit Committee

Pursuant to its written charter, the Audit Committee recommends the appointment of a firm of independent registered public accountants to audit the Company’s financial statements, as well as reviews the scope, purpose and type of audit services to be performed by the external auditors, and the findings and recommendations thereof. In September 2004, the Board of Directors approved an Audit Committee charter that complies with new NASDAQ regulations. The Audit Committee is currently composed of Messrs. Gopman and Stone, and Ms. Egozi Choukroun, each of whom is independent, as defined in NASD Marketplace Rule 4200.

The Audit Committee held four meetings in fiscal year 2006. Mr. Gopman, a Certified Public Accountant and an Independent Director as defined in NASD Marketplace Rule 4200, serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Gopman is an audit committee financial expert as defined in NASD Marketplace Rule 4350(d).

Compensation Committee

The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries and bonuses of Company officers, and to advise and act for the Board of Directors on other compensation matters. The Compensation Committee is composed of Messrs. Stone and Gopman and Ms. Egozi Choukroun, all of whom are independent directors in compliance with NASDAQ regulations. The Compensation Committee held four meetings in fiscal year 2006 (see “Report of the Board of Directors on Executive Compensation” on page 16).

Nominating Committee

Pursuant to its written charter, the duties of the Nominating Committee are to identify, evaluate, and recommend qualified individuals to fill Board of Directors vacancies as they arise. Such qualifications include industry experience, fashion/artistic talents and/or financial capabilities. Security holders may send communications to the Board of Directors by contacting the Company’s website, www.parlux.com, Investor Relations, or by writing to the Company Secretary, Parlux Fragrances, Inc. 3725 SW 30th Avenue, Ft Lauderdale, FL 33312. Such communications are reviewed by the Company Secretary, who will forward them to the Board or to individual Board members, as necessary. Security holders may also suggest director candidates by submitting a written proposal, along with relevant qualification data, to the Nominating Committee at the above address. Recommended individuals are then presented in the Company’s Proxy Statement to be validated by the Company’s stockholders at each Annual Meeting. The Nominating Committee consists of Messrs. Stone and Gopman and Ms. Egozi Choukroun, all of whom are independent directors in accordance with NASDAQ regulations. The Nominating Committee did not have a meeting in fiscal 2006. The Nominating Committee charter is available on our website at www.parlux.com.

Special Committee of Independent Directors

The Special Committee does not have a formal written charter. To date, its responsibilities have been to evaluate, negotiate, and ultimately recommend approval or disapproval to the Board of Directors and the Stockholders, of offers made by non-independent members of the Board of Directors (or companies affiliated with such non-independent director) to acquire all of the Company’s Common Stock. The Committee consists of Ms. Esther Egozi Choukroun (Chairperson), Messrs. Gopman and Stone, and Ms. Kader Zebede. The Committee evaluated an offer from Mr. Lekach, the Chairman and CEO of the Company, made on June 14, 2006, which was disclosed in the Company’s Form 8-K filing of the same date. The Committee engaged legal counsel, and was interviewing fairness experts and financial advisors when such offer was withdrawn by Mr. Lekach on July 12, 2006.

Communications to the Board of Directors

Security holders may send communications to the Board of Directors by accessing the Investor Relations section of Company’s website, www.parlux.com, or by writing to the Company Secretary, Parlux Fragrances, Inc., 3725 SW 30th Avenue, Ft. Lauderdale, FL 33312. Such communications are reviewed by the Company Secretary, who will forward them to the Board or to individual Board members, as necessary.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports of ownership and changes in ownership of equity securities of the Company filed with the Commission, there were no unreported transactions during the fiscal year ended March 31, 2006.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 12, 2007 certain information with respect to the number of shares of Common Stock beneficially owned by (i) each director of the Company who beneficially owns Common Stock, (ii) the Company’s CEO and the other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during fiscal 2006, (iii) all directors and executive officers of the Company as a group and (iv) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and 13(g) of the Exchange Act, each person or entity that beneficially owns (directly or together with affiliates) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

	Common Stock	Percentage
	Beneficially Owned(1)	Ownership(1)

Directors and Executive Officers:
Ilia Lekach(2)	2,908,360	14.5%
Frank A. Buttacavoli(3)	870,000	4.5%
Glenn Gopman(4)	94,000	*
Jaya Kader Zebede(5)	20,000	*
Esther Egozi Choukroun(6)	0
David Stone(7)	0
All Directors and Officers as a Group (6 Persons)	3,892,360	18.7%
Other Principal Stockholders, based on the most recent filings available to the Company:
Lotsoff Capital Management(8)	2,219,200	12.0%
Glenn H. Nussdorf(9)	2,212,629	12.0%
LaGrange Capital Administration, LLC(10)	1,104,887	6.0%
Whitebox Advisors, LLC(11)	1,009,054	5.5%

*	Under one percent (1%).

(1)	Calculated pursuant to Rule 13d-3 of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of the Record Date, the Company had shares of Common Stock outstanding.

(2)	Consists of (a) 900,000 shares owned jointly by Mr. Lekach and his wife, (b) 408,360 shares owned or controlled by Pacific Investment Group Inc., a corporation owned by Mr. Lekach, and (c) immediately exercisable warrants to purchase 1,600,000 shares of Common Stock. The address of Mr. Lekach is 3725 SW 30th Avenue, Fort Lauderdale, Florida 33312.

(3)	Includes (a) immediately exercisable warrants to purchase 120,000 shares of Common Stock under his employment agreement, dated as of November 1, 1999, (b) immediately exercisable warrants to purchase 200,000 shares of Common Stock granted on June 8, 2001, and (c) immediately exercisable warrants to purchase 400,000 shares of Common Stock under his employment agreement, dated May 1, 2002. The address of Mr. Buttacavoli is 3725 SW 30th Avenue, Fort Lauderdale, Florida 33312.

(4)	Includes immediately exercisable warrants to purchase 54,000 shares of Common Stock. The address of Mr. Gopman is 3725 SW 30th Avenue, Fort Lauderdale, Florida 33312.

(5)	The address of Ms. Kader Zebede is 3725 SW 30th Avenue, Fort Lauderdale, Florida 33312.

(6)	The address of Ms. Egozi Choukroun is 3725 SW 30th Avenue, Fort Lauderdale, Florida 33312.

(7)	The address of Mr. Stone is 3725 SW 30th Avenue, Fort Lauderdale, Florida 33312.

(8)	The address of Lotsoff Capital Management is 20 North Clark Street, 34th Floor, Chicago, Illinois 60602.

(9)	The address of Glenn H. Nussdorf is 2060 Ninth Avenue, Ronkonkoma, New York 11719.

(10)	The address of LaGrange Capital Administration, LLC is 1270 Avenue of the Americas, Suite 2200, New York, New York 10020

(11)	The address of Whitebox Advisors, LLC is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

Please refer to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation”, for additional information regarding our directors’ and officers’ ownership of the Company’s Common Stock.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by the Company for services to the Company during the fiscal year ended March 31, 2006 and for the two prior fiscal years for (i) the Company’s Chief Executive Officer and (ii) the Company’s most highly compensated executive officers other than the Chief Executive Officer (collectively the “Named Executive Officers”) whose base compensation and bonus exceeded $100,000 during the fiscal year ended March 31, 2006.

TABLE I

SUMMARY COMPENSATION TABLE

					Long-Term Compensation Awards
		Annual Compensation			Restricted	Securities
				Other	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Annual	Award(s)	Options/	Payouts	Compensation
Name and Principal Position	Year	($)	($)	Compensation ($)(1)	($)	SARs (#)	($)	($)(2)

Ilia Lekach;	2004	400,000	140,000	—	0	0	0	—
Chairman &CEO	2005	400,000	160,000	—	0	0	0	—
	2006	400,000	100,000	—	0	0	0	—
Frank A. Buttacavoli;	2004	285,000	99,750	—	0	0	0	—
Executive VP/COO/CFO	2005	285,000	114,000	—	0	0	0	—
	2006	285,000	71,250	—	0	0	0	—

(1)	No executive officer named in the table received any other compensation in an amount in excess of the lesser of either $50,000 or 10% of the total annual salary and bonus reported for him in the two preceding columns for the periods covered by this table.

(2)	All Other Compensation, which includes matching contributions made by us under our 401k plan and term life insurance and long-term disability insurance premiums paid by us did not exceed $10,000 for any named executive officer in any year.

TABLE II

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

The following table shows stock options exercised by each of the Named Executive Officers during fiscal 2006, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the theoretical values for unexercised options, adjusted for the Stock Split.

	Number of Exercised
	Options at March 31,
	2006		Number of Unexercised		Value of Unexercised
	Shares		Options at March 31,		In-The-Money Options At
	Acquired On	Value	2006		March 31, 2006(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Ilia Lekach	0	$0	2,300,000	—	$34,571,875	—
Frank A. Buttacavoli	0	$0	720,000	—	$10,847,750	—

(1)	Based on the difference between the closing market price on March 31, 2006 for Common Stock, which was $32.25 per share ($16.125 post-stock split), and the option exercise price. The above valuation may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate with market activity.

Directors’ Compensation

For fiscal 2004, the Company compensated independent (non-employee/consultant) members of the Board of Directors for their activities as directors of the Company at an annual rate of $12,000 and awarded 10,000 options annually on the anniversary date of each director election, at the closing price on such day as reported by the NASDAQ National Market. Additionally, independent directors serving on the Audit Committee were compensated at the additional annual rate of $4,000, with the Chairman of the Audit Committee receiving $6,000 annually.

As of April 1, 2004 the annual base rate for director compensation for fiscal 2005 was increased from $12,000 to $18,000 for each director, and annual option grants were eliminated. Directors serving on the Audit Committee receive an additional $4,000 annually, with the Chairman receiving an additional $6,000; directors serving on the Compensation Committee receive an additional $2,000 annually, with the Chairman receiving an additional $3,000; and directors serving on the Nominating Committee receive an additional $2,000 annually, with the Chairman receiving an additional $3,000. Directors serving on the Special Committee of Independent Directors are only compensated when the Committee is called into session, and compensation is agreed by the Board of Directors on a case-by-case basis.

Employment Agreements

Ilia Lekach

On June 1, 2005, consistent with prior practice, the Company entered into an employment agreement with Mr. Lekach, which calls for an annual base salary of $400,000, for the period of June 1, 2005 through March 31, 2006 and for annual base salaries of $475,000, $525,000 and $600,000 for the periods commencing on April 1, 2006, 2007 and 2008 and ending on March 31, 2007, 2008 and 2009, respectively. Additionally, the Compensation Committee and the Board of Directors have in place an additional incentive program which provides for annual bonuses of up to 50% of base salary based on specific goals, such as the achievement of a specified sales level, a pre-tax income amount and desired year-end accounts receivable and inventory levels. Goals are established annually by the Compensation Committee. There were no warrants awarded with this agreement. In the event of a change in control of the Company, the agreement provides for the remaining monies due under the agreement and all unexercised warrants under previous agreements, to be doubled.

Prior to the agreement discussed above, Mr. Lekach had an employment agreement entered into as of May 1, 2002, which extended from May 1, 2002 through March 31, 2006 at an annual rate of $350,000 for the period of May 1, 2002 through March 31, 2003 and $400,000 for each subsequent fiscal year covered by the agreement, and he received performance bonuses of $150,500, $140,000 and $160,000 for the fiscal years ended March 31, 2003, 2004, and 2005, respectively. The performance bonus for the fiscal year ended March 31, 2003, was calculated based upon the achievement of a specified sales level, a pre-tax income amount and a desired year-end inventory level. The pre-tax income amount and inventory criteria were achieved, while the sales level criteria was not. The performance bonus for the fiscal year ended March 31, 2004, was calculated based upon the three criteria for fiscal 2003, plus the addition of an accounts receivable level criteria. The pre-tax income criteria were exceeded, while the other criteria were not. The performance bonus for the fiscal year ended March 31, 2005 was calculated based on similar criteria as for fiscal 2004. The pre-tax income and sales criteria were met, while the other criteria were not. The performance bonus for fiscal year 2006 was calculated based on similar criteria to the above, and only the pre-tax income goals were achieved. There were 1,000,000 warrants granted with the May 1, 2002 agreement which are exercisable at the rate of 333,333 at the conclusion of each fiscal year ending March 31, 2004, 2005 and 2006. In the event of a change in control, the agreement provided for the remaining monies and warrants due under the agreement, and all unexercised warrants under previous agreements, to be doubled.

On March 16, 2004, Mr. Lekach exercised a warrant and acquired 840,000 shares of restricted Common Stock, which were registered in a prospectus dated April 26, 2004.

Frank A. Buttacavoli

On June 1, 2005, consistent with prior practice, the Company entered into an employment agreement with Mr. Buttacavoli, which provides for an annual base salary of $285,000 for the period of June 1, 2005 through March 31, 2006, and for an annual base salary of $325,000, $350,000 and $400,000 for the periods commencing April 1, 2006, 2007 and 2008, and ending on March 31, 2007, 2008 and 2009, respectively. Additionally, the Compensation Committee and the Board of Directors has in place an additional incentive program which provides for annual bonuses of up to 50% of base salary based on specific goals, such as the achievement of a specified sales level, a pre-tax income amount and desired year-end accounts receivable and inventory levels. Goals are established annually by the Compensation Committee. There were no warrants awarded with this agreement. In the event of a change in control, the agreement provides for the remaining monies due under the agreement, and all unexercised warrants under previous agreements, to be doubled.

Prior to the agreement discussed above, Mr. Buttacavoli had an employment agreement entered into as of May 1, 2002, which extended from May 1, 2002 through March 31, 2006 at an annual rate of $250,000 for the period May 1, 2002 through March 31, 2003 and $285,000 for each subsequent fiscal year covered by the agreement and he received performance bonuses of $107,500, $99,750 and $114,000 for the fiscal years ended March 31, 2003, 2004 and 2005, respectively. The performance bonus for the fiscal year ended March 31, 2003, was calculated based upon the achievement of a specified sales level, a pre-tax income amount and a desired year end inventory level. The pre-tax income amount and inventory criteria were achieved, while the sales level criteria was not. The performance bonus for the fiscal year ended March 31, 2004, was calculated based upon the three criteria for fiscal 2003, plus the addition of an end of year accounts receivable level criteria. The pre-tax income criteria were exceeded, while the other criteria were not. The performance bonus for the fiscal year ended March 31, 2005 was calculated based on similar criteria as for fiscal 2004. The pre-tax income and sales criteria were met, while the other criteria were not. The performance bonus for fiscal year 2006 was calculated based on similar criteria to the above, and only the pre-tax income goals were achieved. There were 400,000 warrants granted with the May 1, 2002 agreement, which were exercisable at the rate of 133,333 at the conclusion of each fiscal year ending March 31, 2004, 2005 and 2006. In the event of a change in control, the agreement provided for the remaining monies and warrants due under the agreement, and all unexercised warrants under previous agreements, to be doubled.

On March 31, 2004, Mr. Buttacavoli exercised a warrant and acquired 376,000 shares of restricted common stock, which shares were registered in a Prospectus dated April 26, 2004.

Employee Stock Option Plan 2000

The Parlux Fragrances, Inc. Employee Stock Option Plan — 2000 (the “2000 Stock Option Plan”) was adopted by the Board of Directors on June 7, 2000. Incentive stock options and non-qualified stock options are awarded under the 2000 Stock Option Plan for the purpose of enhancing the Company’s ability to attract, retain and motivate employees who are not executive officers or directors of the Company by providing such employees with an opportunity to acquire an equity interest in the Company. Employees of the Company who are not executive officers or directors of the Company are eligible to receive awards under the 2000 Stock Option Plan (collectively, the “Participants”). The Board or a committee designated by the Board will determine which eligible employees will be granted options, the number of shares to be optioned and other terms and conditions applicable to the grants. All of the employees of the Company, except for the named executive officers, are qualified to receive awards under the 2000 Stock Option Plan.

Subject to adjustment in the event of certain transactions involving the Company, the 2000 Stock Option Plan reserves up to 500,000 shares of Common Stock for issuance. The maximum number of incentive stock options that may be awarded under the 2000 Stock Option Plan is 500,000. No more than 200,000 shares of Common Stock may be issued for options granted to any one individual in any one calendar-year period. Any shares allocated to non-qualified stock options that are forfeited, surrendered, terminated or canceled may again become subject to awards under the 2000 Stock Option Plan. To date, no grants have been made under the 2000 Stock Option Plan and the shares underlying the options have not been registered.

The Board administers the 2000 Stock Option Plan. Awards granted pursuant to the 2000 Stock Option Plan may be evidenced by option agreements in such form as the Board may from time to time establish. The terms and conditions of each option grant will be established at the sole discretion of the Board at the time of grant; provided, however, that the purchase price of a share of Common Stock under an option shall not be less than the fair market value (as determined by the Board) of a share of Common Stock on the date the option is granted. Incentive stock options awarded to persons who own more than 10% of the voting power of the Company shall have an exercise price of at least 110% of the fair market value of a share of Common Stock on the date the option is granted. Generally, options granted under the 2000 Stock Option Plan vest at a rate of 25% on the first anniversary of the date of grant, 50% on the second anniversary of the date of grant and 100% on the third anniversary of the date of grant, but the Board reserves the right to provide for a different vesting schedule subject to the terms of the 2000 Stock Option Plan.

An award expires on the earlier of (a) the date established by the Board at the time of grant or (b) 10 years from the date of grant (the “Expiration Date”). Incentive stock options awarded to an individual who owns more than 10% of the voting power of the Company will expire no later than 5 years from the date of grant. Generally, if the employment of a Participant terminates for any reason, his non-vested options shall terminate and his vested options shall be exercisable no later than the earlier of (a) the date which is 90 days after such termination or (b) the Expiration Date.

Compensation Deductible under Section 162(m) of the Internal Revenue Code

On August 10, 1993, the Revenue Reconciliation Act of 1993 was enacted which amended the Internal Revenue Code of 1986, as amended, by adding Section 162(m) which eliminates the deductibility of most cash and non-cash compensation over $1 million paid to certain “covered employees” (which generally is defined as a corporation’s chief executive officer and the four other highest compensated employees). Contributions to qualified plans, items excluded from the employee’s gross income, compensation paid pursuant to a binding agreement entered into on or before February 17, 1993, commission-based compensation, and certain “performance-based” compensation are types of remuneration that are not affected by the deduction limitation.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is administered by the Compensation Committee. The Company’s executive compensation program is structured to achieve the Company’s goals as they relate to maximizing corporate performance and stockholder return. In general, executive compensation is made up of annual salaries, incentive bonuses and option grants. The Board of Directors believes that total compensation should increase or decrease with performance; as such, incentive bonuses and option grants constitute a portion of executive compensation to help align executive and stockholder interests. The Board of Directors believes that compensation should attract, motivate and retain executive talent to improve the Company’s performance and therefore increase shareholder returns. These policies applied to compensation reported for the most recent fiscal years, which are discussed under Employment Agreements on pages 14 and 15.

In addition to base salaries and option grants, the Compensation Committee may elect to award incentive bonuses as part of total compensation to executive officers who have rendered services during the year that substantially exceed those normally required or anticipated or who have achieved specific targeted objectives with regard to sales performance, financial performance, inventory efficiencies and other criteria which may be established from time to time. These bonuses are intended to reflect the Compensation Committee’s determination to reward any executive who, through extraordinary effort, has substantially benefited the Company and its stockholders during the year.

COMPENSATION COMMITTEE

David Stone, Chairman
Esther Egozi Choukroun
Glenn Gopman

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total return on the Common Stock with the cumulative total return of the Standard & Poor’s 500 Index, and the Standard & Poor’s Personal Products 500 Index for the fiscal years of 2001 through 2006.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PARLUX FRAGRANCES, INC., THE S & P 500 INDEX
AND THE S & P PERSONAL PRODUCTS INDEX

$100 invested on 3/31/01 in stock or index-including reinvestment of dividends.

	Cumulative Total Return
	3/01	3/02	3/03	3/04	3/05	3/06
PARLUX FRAGRANCES, INC	100.00	120.16	176.32	589.70	1413.83	2106.05
S & P 500 INDEX	100.00	100.24	75.42	101.91	108.73	121.48
S & P PERSONAL PRODUCTS	100.00	118.48	114.02	149.24	186.36	211.13

COMPANY’S INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP (“D&T”) as independent auditors of the Company for the fiscal year ending March 31, 2007. D&T has served as the Company’s independent certified public accounting firm since fiscal 2001.

The aggregate fees billed by D&T, the member firm of Deloitte Touche Tohmatsu (“Deloitte”) for fiscal years 2006 and 2005 are as follows:

	Fiscal Year Ended March 31,
	2006	2005

Audit Fees(a)	$895,000	$181,955
Audit-Related Fees(b)	16,840	21,895
Tax Fees(c)	49,600	43,725
All Other Fees	0	0

(a)	“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, and the review of our interim consolidated financial statements included in quarterly reports. Fiscal year 2006 Audit Fees include $542,790 in fees relating to our compliance with Section 404 of the Sarbanes Oxley Act of 2002, and $34,235 of fees related to reviews of our Registration Statement on Form S-3 as well as our responses to comment letters received from the SEC in connection with the SEC’s review of such filing.

(b)	“Audit-Related Fees” consist of fees billed for the audit of our employee benefit plan. Fiscal 2005 also includes $6,240 in fees in connection with a prior derivative action brought against the Company that has been dismissed.

(c)	“Tax Fees” consist of fees billed for professional services rendered for tax compliance and tax service.

The Audit Committee has considered and has agreed that the provision of services as described above is compatible with maintaining D&T’s independence. The Audit Committee pre-approves the engagement of D&T for all significant professional services. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee, who evaluates and approves the particular engagement prior to the commencement of services. All fees were approved by the Audit Committee.

PROPOSALS OF STOCKHOLDERS

Stockholders of the Company who intend to present a proposal for action at the 2007 Annual Meeting of Stockholders of the Company must notify the Company’s management of such intention by notice received at the Company’s principal executive offices no later than April 27, 2007 for such proposal to be included in the Company’s proxy statement and form of proxy relating to such meeting. Proposals received after April 27, 2007 shall be considered untimely.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of shares of the Company’s Common Stock may deliver only one copy of the Company’s proxy statement to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders who wish to receive a separate copy of the proxy statement, now or in the future, should submit their request to the Company by telephone at (954) 316-9008 or by submitting a written request to Corporate Secretary, Parlux Fragrances, Inc., 3725 SW 30th Avenue, Fort Lauderdale, Florida 33312. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

We appreciate your support and encouragement.

On Behalf of the Board of Directors,

/s/ Ilia Lekach
Ilia Lekach
Chairman of the Board and Chief Executive Officer
Parlux Fragrances, Inc.

IMPORTANT

The Board of Directors urges you NOT to return any white consent card solicited from you by Nussdorf. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.

For additional information or assistance, please call our soliciting agent, MacKenzie Partners, Inc., toll free at 1-(800) 322-2885. MacKenzie Partners, Inc.’s address is 105 Madison Avenue, New York, NY 10016.

Annex I —	CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Company’s Common Stock During the Past Two Years

The following is a list of all acquisitions and dispositions of the Company’s Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent. Transactions prior to June 16, 2006 have been adjusted to reflect the Company’s stock split.

	Transaction	Number of	Acquisition/
Name	Date	Shares	Disposition

Ilia Lekach	12/01/06	700,000	Acquisition	*
Ilia Lekach	09/21/06	95,400	Disposition
Ilia Lekach	09/12/06	42,349	Disposition
Ilia Lekach	09/11/06	100,000	Disposition
Ilia Lekach	09/06/06	468,500	Disposition
Ilia Lekach	08/28/06	45,660	Disposition
Ilia Lekach	08/25/06	70,170	Disposition
Ilia Lekach	08/24/06	55,195	Disposition
Ilia Lekach	08/23/06	53,580	Disposition
Ilia Lekach	08/21/06	62,720	Disposition
Ilia Lekach	07/13/06	1,310,000	Disposition	**
Ilia Lekach	02/16/06	365,000	Disposition
Ilia Lekach	02/15/06	335,000	Disposition
Ilia Lekach	06/21/04	40,000	Acquisition
Glenn H. Gopman	05/03/06	6,000	Acquisition	*
Glenn H. Gopman	02/22/06	10,000	Disposition
Glenn H. Gopman	03/09/06	6,000	Acquisition	*
Glenn H. Gopman	03/06/06	6,000	Acquisition	*
Glenn H. Gopman	06/21/05	12,000	Disposition
Glenn H. Gopman	03/29/05	8,000	Acquisition	*
Glenn H. Gopman	01/21/05	4,000	Acquisition	*
David Stone	03/24/06	20,000	Disposition
David Stone	03/15/05	20,000	Acquisition	*
Esther Egozi Choukroun	02/22/06	60,000	Disposition
Esther Egozi Choukroun	01/28/05	60,000	Acquisition	*
Frank Buttacavoli	02/14/06	34,600	Disposition
Frank Buttacavoli	02/13/06	113,200	Disposition
Frank Buttacavoli	11/29/04	58,000	Disposition
Frank Buttacavoli	06/25/04	42,000	Disposition
Frank Buttacavoli	03/31/04	376,000	Acquisition	*
Jaya Kader Zebede	10/06/05	10,000	Acquisition	*
Jaya Kader Zebede	02/11/05	10,000	Acquisition	*

 * Acquisitions resulting from the exercise of warrants

** See Schedule 13D/A filed by Mr. Lekach with the Commission on January 12, 2007.

II-1

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of revocations of consent is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any shares of the Company’s Common Stock; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Company’s Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Exchange Act) who beneficially own any shares of the Company’s Common Stock.

II-2

PRELIMINARY — SUBJECT TO COMPLETION DATED JANUARY 12, 2007
FORM OF CONSENT REVOCATION CARD — BLUE

CONSENT REVOCATION SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF PARLUX FRAGRANCES, INC.

     The undersigned, a holder of shares of Common Stock, par value $0.01 per share, of Parlux Fragrances, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on January 17, 2007 hereby acts as follows concerning the proposals of Glenn H. Nussdorf set forth below.

     THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

  Please mark your selection as ☒ indicated in this example.

PROPOSAL 1:	Proposal made by Glenn H. Nussdorf to remove Ilia Lekach, Frank A. Buttacavoli, Glenn Gopman, Esther Egozi Choukroun, David Stone and Jaya Kader Zebede and any person elected or appointed to the Company’s Board of Directors by such directors to fill any vacancy on the Company’s Board of Directors or any newly-created directorships.

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 2:	Proposal made by Glenn H. Nussdorf to elect Glenn H. Nussdorf, Michael Katz, Joshua Angel, Anthony D’Agostino, Neil Katz and Robert Mitzman as the directors of the Company (or if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by Mr. Nussdorf).

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK BOTH THE “YES, REVOKE MY CONSENT” BOXES ABOVE. UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN. UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN. THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON JANUARY 17, 2007.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:	, 2007
Print Name:
Signature (Title, if any):
Signature (if held jointly):
Title or Authority:

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT GLENN H. NUSSDORF AND HIS EFFORTS TO TAKE CONTROL OF YOUR COMPANY. FIRST, DO NOT SIGN GLENN H. NUSSDORF’S WHITE CONSENT CARD. SECOND, IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT REVOCATION CARD IMMEDIATELY. FINALLY, IF YOU HAVE NOT SIGNED GLENN H. NUSSDORF’S CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING AND MAILING THE ACCOMPANYING BLUE CONSENT REVOCATION CARD. PLEASE ACT TODAY.

Your vote is important. If you have questions or need assistance in voting your shares, please call:

105 Madison Avenue
New York, NY 10016
Tel: (212) 929-5500
Fax: (212) 929-0308

Call Toll Free: 1-(800) 322-2885

PLEASE RETURN YOUR BLUE CONSENT REVOCATION CARD IN THE ENVELOPE PROVIDED. IN ADDITION, YOU MAY ALSO FAX BOTH SIDES OF YOUR BLUE CONSENT REVOCATION CARD TO: (212) 929-0308.